Exhibit 99

Sterling Bancorp Reports First Quarter 2019 Financial Results

Q1 2019 Highlights

•                  Net income of $15.7 million, consistent with Q1 2018, and down 2% from Q4 2018

•                  Fully diluted EPS of $0.30, consistent with both Q1 2018 and Q4 2018

•                  First quarter annualized ROAA of 1.94% and annualized ROATCE of 18.46%

•                  Revenue, net of interest expense, of $34.1 million, comparable to Q1 2018, and down 7% from Q4 2018

•                  Total loan originations of $304.9 million, down from $408.0 million in Q1 2018 and $332.7 million in Q4 2018

•                  Total gross loans, including loans held for investment and loans held for sale, of $2.94 billion, a 5% increase from Q1 2018, and a 4% annualized increase from Q4 2018

•                  Total deposits of $2.44 billion, a 6% increase from Q1 2018, and a 1% decrease from Q4 2018

•                  Net interest margin of 3.86%, compared to 3.96% in Q1 2018 and 3.90% in Q4 2018

•                  Repurchased approximately 1.2 million shares of common stock at an average price of $9.52 during the quarter

•                  Named as the top performing community bank in the United States with total assets between $3 billion and $10 billion for the second year in a row by S&P Global Market Intelligence

Southfield, Michigan, April 29, 2019 — Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its first quarter ended March 31, 2019.

For the first quarter 2019, net income totaled $15.7 million, or $0.30 per diluted share, based on 52.6 million weighted average diluted shares outstanding. This compares to fourth quarter 2018 net income of $16.0 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. For the first quarter of 2018, net income totaled $15.7 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding.

“We are pleased with our start to 2019, once again generating top quartile annualized returns on average assets and tangible common equity of 1.94% and 18.46%, respectively,” said Gary Judd, Chairman and CEO of Sterling Bancorp. “Our strong and consistent earnings are being driven by disciplined balance sheet management, well controlled expenses and excellent credit quality. Our strategic focus on strong customer relationships and our suite of niche loan products have contributed to our superior level of financial performance and earned us recognition as the top performing community bank in the United States in 2018 for the second year in a row, as recognized by S&P Global Market Intelligence.”

“During the quarter, we experienced higher construction loan production and we continue to have a healthy pipeline of commercial and construction loans. Residential mortgage loan originations decreased both year-over-year and from the fourth quarter of 2018. Our customers remain cautious due to the uncertainty surrounding trade tensions with China and the outlook for moderating home price appreciation in our markets. However, as we continue to build our lending staff, we expect to see improved residential loan originations and also diversify our revenue by growing the commercial lending portfolio throughout 2019.”

Financial Highlights (Unaudited)

	At or for the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$15,683	$15,996	$15,749
Income per share, diluted	$0.30	$0.30	$0.30
Net interest income (1)	$30,300	$30,706	$28,739
Net interest margin (1)	3.86%	3.90%	3.96%
Non-interest income (1)	$3,828	$6,014	$5,493
Non-interest expense	$13,122	$13,681	$11,503
Loans, net of allowance for loan losses	$2,923,576	$2,895,953	$2,580,560
Total deposits	$2,436,567	$2,452,685	$2,291,165
Nonperforming loans	$7,337	$4,500	$5,115
Allowance for loan losses to total loans	0.70%	0.75%	0.74%
Allowance for loan losses to nonperforming loans	282%	486%	374%
Provision (recovery) for loan losses	$(1,014)	$1,045	$641
Net charge offs (recoveries)	$138	$(40)	$(34)
Return on average assets	1.94%	1.99%	2.13%
Return on average shareholders’ equity	18.44%	19.36%	22.17%
Efficiency ratio	38.45%	37.26%	33.60%

(1)  In the second quarter of 2018, the Company corrected the classification of commitment fees, net of direct loan origination costs,  earned on construction loans and other lines of credit to interest income which were previously reported within non-interest income. As a result, the three months ended March 31, 2018 has been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to non-interest income and an increase to interest income of $544 and an increase to net interest margin of 7 basis points for the three months ended March 31, 2018. There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Operating Results for the First Quarter 2019

Revenue

Revenue, net of interest expense, was $34.1 million for the first quarter of 2019, a decrease of 7% from the fourth quarter of 2018. The decrease was primarily attributable to a reduction of over 50% in loan sale volumes.

Revenue, net of interest expense, for the first quarter of 2018 was $34.2 million, comparable to the first quarter of 2019. The $1.6 million year-over-year increase in net interest income was offset by a $1.7 million decrease in non-interest income.

Net Interest Income

Net interest income for the first quarter of 2019 was $30.3 million, a decrease of 1% from $30.7 million for the fourth quarter of 2018. The slight decline in net interest income from the fourth quarter was attributable to a 4 basis point decrease in the net interest margin and a $6.0 million decrease in average interest earning assets.

Relative to the first quarter of 2018, net interest income increased 5% from $28.7 million. The increase in net interest income from the first quarter of 2018 was primarily driven by a $243.6 million increase in average interest earning assets, partially offset by a 10 basis point decrease in the net interest margin.

Net Interest Margin

Net interest margin for the first quarter of 2019 was 3.86%, down 4 basis points from the net interest margin of 3.90% for the fourth quarter of 2018. Net interest margin was impacted by a 13 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 3 basis point increase in the average yield on interest earning assets.

Relative to the first quarter of 2018, net interest margin decreased from 3.96%, primarily due to a 55 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 34 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the first quarter of 2019 was $3.8 million, a decrease from $6.0 million for the fourth quarter of 2018. The decrease was primarily the result of a $2.1 million decrease in the gain on sale of loans due to fewer residential mortgages sold in the secondary market as compared to the prior period.

Non-interest income decreased $1.7 million from $5.5 million in the first quarter of 2018, primarily as a result of a $1.5 million decrease in the gain on sale of loans due to fewer residential mortgages sold in the secondary market as compared to the prior year period.

Non-interest Expense

Non-interest expense for the first quarter of 2019 was $13.1 million, a decrease from $13.7 million for the fourth quarter of 2018. The decrease was primarily attributable to lower salaries and employee benefits, occupancy and equipment costs and other expenses, including travel and loan origination expenses. The lower salaries and employee benefits was due, in part, to normal seasonal patterns between quarters as year-end service awards are recorded in the fourth quarter. In addition, we had lower commissions and other accruals due to the lower loan originations. All were partially offset by higher salary expense and payroll taxes.

Relative to the first quarter of 2018, non-interest expense increased 14% from $11.5 million. The increase was primarily due to an increase in salaries and employee benefits and occupancy and equipment costs required to support new offices and the growth in the Company’s operations.

The Company’s operating efficiency ratio remained strong at 38.5% in the first quarter of 2019, compared with 37.3% in the fourth quarter of 2018 and 33.6% in the first quarter of 2018.

Income Taxes

The effective tax rate for the first quarter of 2019 was 29%, up from 27% for the fourth quarter of 2018, and comparable to an effective tax rate of 29% for the first quarter of 2018.

Loan Portfolio

Total gross loans, which includes those held for investment and held for sale, were $2.94 billion at March 31, 2019, an increase of 1% from $2.92 billion at December 31, 2018. The Company had a $41.6 million increase in residential mortgage loans held for investment, partially offset by a $14.3 million decrease in construction and commercial real estate loans, a $1.1 million decrease in residential mortgage loans held for sale and a $0.9 million decrease in commercial and industrial loans. As the Company continues to utilize loan sales to support balance sheet and liquidity strategies, the amount of residential mortgage loans held for sale may vary from quarter to quarter.

During the first quarter of 2019, the Company originated $304.9 million in loans, which included $257.6 million in residential mortgage loans and $47.3 million in construction loans.

Deposits

Total deposits were $2.44 billion at March 31, 2019, compared with $2.45 billion at December 31, 2018. The slight decrease was attributable to a $49.9 million decrease in money market, savings and NOW deposits and a $6.3 million decrease in non-interest bearing demand deposits, partially offset by a $40.0 million increase in time deposits. Within time deposits, retail deposits increased by $73.8 million to $934.3 million and brokered CDs decreased by $33.8 million, to a zero balance at quarter-end.

Credit Quality

Nonperforming assets totaled $14.2 million, or 0.44% of total assets, at March 31, 2019, compared with $10.2 million, or 0.32% of total assets, at December 31, 2018. The increase was primarily due to a $2.0 million construction loan and a $0.8 million residential real estate loan being placed on non-accrual and a $1.0 million construction loan added to troubled debt restructurings. The Company believes that no impairment exists, as there is more than sufficient collateral value supporting these loans.

Net charge-offs for the first quarter of 2019 were $138,000, consisting of $176,000 of gross charge-offs and $38,000 of recoveries. The Company recorded a negative provision of $1.0 million for the first quarter of 2019 due to an elongated period of very low credit losses that resulted in a reduction in the allowance for loan losses reserve as of March 31, 2019.

The allowance for loan losses was 0.70% of total loans and 282% of nonperforming loans at March 31, 2019, compared with 0.75% and 486%, respectively, at December 31, 2018.

Capital

At March 31, 2019, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at March 31, 2019
Total adjusted capital to risk-weighted assets	N/A	21.64%
Tier 1 (core) capital to risk-weighted assets	N/A	17.27%
Tier 1 (core) capital to adjusted tangible assets	N/A	10.49%
Common Tier 1 (CET 1)	N/A	17.27%

	Well Capitalized	Sterling Bank Actual at March 31, 2019
Total adjusted capital to risk-weighted assets	10.00%	17.12%
Tier 1 (core) capital to risk-weighted assets	8.00%	16.07%
Tier 1 (core) capital to adjusted tangible assets	5.00%	9.76%
Common Tier 1 (CET 1)	6.50%	16.07%

Share Repurchase Program

During the quarter, the Company repurchased approximately 1.2 million shares of common stock at an average price of $9.52 per share.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the U.S. is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through May 13, 2019 by dialing (877) 344-7529, using conference ID number 10130109.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels. These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the

Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:
Financial Profiles, Inc.
Allyson Pooley
310-622-8230
Larry Clark
310-622-8223
SBT@finprofiles.com

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	March 31, 2019	December 31, 2018	% change	March 31, 2018	% change
Assets
Cash and due from banks	$58,030	$52,526	10%	$37,541	55%
Interest-bearing deposits with other banks	1,100	1,100	0%	—	N/M
Investment securities	151,049	148,896	1%	124,956	21%
Mortgage loans held for sale	165	1,248	(87)%	200,467	(100)%
Loans, net of allowance for loan losses of $20,698, $21,850, and $19,132	2,923,576	2,895,953	1%	2,580,560	13%
Accrued interest receivable	13,746	13,529	2%	11,936	15%
Mortgage servicing rights, net	10,755	10,633	1%	7,780	38%
Leasehold improvements and equipment, net	9,680	9,489	2%	7,705	26%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	31,454	31,302	0%	30,837	2%
Operating lease right-of-use assets	21,398	—	N/M	—	N/M
Deferred tax asset, net	5,938	6,122	(3)%	7,234	(18)%
Other assets	2,351	3,026	(22)%	2,366	(1)%
Total assets	$3,252,192	$3,196,774	2%	$3,034,332	7%

Liabilities
Noninterest-bearing deposits	$70,527	$76,815	(8)%	$75,062	(6)%
Interest-bearing deposits	2,366,040	2,375,870	(0)%	2,216,103	7%
Total deposits	2,436,567	2,452,685	(1)%	2,291,165	6%
Federal Home Loan Bank borrowings	333,051	293,000	14%	342,937	(3)%
Subordinated notes, net	65,065	65,029	0%	64,923	0%
Operating lease liabilities	22,331	—	N/M	—	N/M
Accrued expenses and other liabilities	56,276	51,003	10%	46,795	20%
Total liabilities	2,913,290	2,861,717	2%	2,745,820	6%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, voting, no par value, authorized 500,000,000 shares at March 31, 2019, December 31, 2018 and March 31, 2018; issued and outstanding 51,870,853 shares at March 31, 2019, 53,012,283 shares at December 31, 2018, and 53,002,963 shares at March 31, 2018	99,694	111,238	(10)%	111,238	(10)%
Additional paid-in capital	12,839	12,713	1%	12,425	3%
Retained earnings	226,272	211,115	7%	164,984	37%
Accumulated other comprehensive income (loss)	97	(9)	N/M	(135)	N/M
Total shareholders’ equity	338,902	335,057	1%	288,512	17%
Total liabilities and shareholders’ equity	$3,252,192	$3,196,774	2%	$3,034,332	7%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,	December 31,	%	March 31,	%
(dollars in thousands, except per share amounts)	2019	2018	change	2018	change
Interest income:
Interest and fees on loans (1)	$41,722	$41,747	(0)%	$36,400	15%
Interest and dividends on investment securities and restricted stock	1,227	1,060	16%	819	50%
Other interest	236	194	22%	114	107%
Total interest income (1)	43,185	43,001	0%	37,333	16%
Interest expense:
Interest on deposits	10,656	9,635	11%	6,589	62%
Interest on Federal Home Loan Bank borrowings	1,055	1,487	(29)%	833	27%
Interest on subordinated notes	1,174	1,173	0%	1,172	0%
Total interest expense	12,885	12,295	5%	8,594	50%
Net interest income (1)	30,300	30,706	(1)%	28,739	5%
Provision (recovery) for loan losses	(1,014)	1,045	(197)%	641	(258)%
Net interest income after provision for loan losses (1)	31,314	29,661	6%	28,098	11%
Non-interest income:
Service charges and fees (1)	104	113	(8)%	74	41%
Investment management and advisory fees	340	467	(27)%	623	(45)%
Gain on sale of loans	2,480	4,566	(46)%	4,006	(38)%
Other income	904	868	4%	790	14%
Total non-interest income (1)	3,828	6,014	(36)%	5,493	(30)%
Non-interest expense:
Salaries and employee benefits	7,267	7,587	(4)%	6,649	9%
Occupancy and equipment	2,237	2,334	(4)%	1,546	45%
Professional fees	962	774	24%	622	55%
Advertising and marketing	439	470	(7)%	349	26%
FDIC assessments	255	244	5%	543	(53)%
Data processing	308	329	(6)%	288	7%
Other	1,654	1,943	(15)%	1,506	10%
Total non-interest expense	13,122	13,681	(4)%	11,503	14%
Income before income taxes	22,020	21,994	0%	22,088	(0)%
Income tax expense	6,337	5,998	6%	6,339	(0)%
Net income	$15,683	$15,996	(2)%	$15,749	(0)%
Income per share, basic and diluted	$0.30	$0.30		$0.30
Weighted average common shares outstanding:
Basic	52,554,446	52,963,308		52,963,308
Diluted	52,562,820	52,967,004		52,963,308

(1) In the second quarter of 2018, the Company corrected the classification of commitment fees, net of direct loan origination costs, earned on construction loans and other lines of credit to commercial customers in its condensed consolidated statements of income to the financial statement caption, interest and fees on loans, which were previously reported in service charges and fees. As a result, the three months ended March 31, 2018 has been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to service charges and fees, and increase to interest and fees on loans of $544 for the three months ended March 31, 2018. There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
Performance Ratios:	2019	2018	2018
Return on average assets	1.94%	1.99%	2.13%
Return on average shareholders’ equity	18.44%	19.36%	22.17%
Return on average tangible common equity	18.46%	19.39%	22.24%
Yield on earning assets (1)	5.49%	5.46%	5.15%
Cost of average interest-bearing liabilities	1.91%	1.78%	1.36%
Net interest spread (1)	3.58%	3.68%	3.79%
Net interest margin (1)	3.86%	3.90%	3.96%
Efficiency ratio (2)	38.45%	37.26%	33.60%

(1)  Refer to footnote to Condensed Consolidated Statements of Income table.

(2)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest earning assets
Loans (1),(3)	$2,942,261	$41,722	5.67%	$2,957,092	$41,747	5.65%	$2,733,759	$36,400	5.33%
Securities, includes restricted stock	170,117	1,227	2.89%	161,362	1,060	2.63%	141,616	819	2.31%
Other interest earning assets	31,293	236	3.02%	31,207	194	2.49%	24,663	114	1.85%
Total interest earning assets (3)	$3,143,671	$43,185	5.49%	$3,149,661	$43,001	5.46%	$2,900,038	$37,333	5.15%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,474,129	$5,378	1.48%	$1,507,209	$5,495	1.45%	$1,525,436	$4,135	1.10%
Time deposits	922,996	5,278	2.32%	833,202	4,140	1.97%	705,824	2,454	1.41%
Total interest-bearing deposits	2,397,125	10,656	1.80%	2,340,411	9,635	1.63%	2,231,260	6,589	1.20%
FHLB borrowings	268,566	1,055	1.57%	338,462	1,487	1.72%	259,056	833	1.29%
Subordinated debt	65,043	1,174	7.22%	65,006	1,173	7.22%	64,901	1,172	7.22%
Total borrowings	333,609	2,229	2.67%	403,468	2,660	2.58%	323,957	2,005	2.48%
Total interest-bearing liabilities	2,730,734	12,885	1.91%	2,743,879	12,295	1.78%	2,555,217	8,594	1.36%
Net interest income and spread (2),(3)		$30,300	3.58%		$30,706	3.68%		$28,739	3.79%
Net interest margin (2),(3)			3.86%			3.90%			3.96%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

(3) Refer to footnote to Condensed Consolidated Statements of Income table.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	March 31, 2019	December 31, 2018	% change	March 31, 2018	% change
Construction	$172,398	$176,605	(2)%	$179,846	(4)%
Residential real estate, mortgage	2,494,030	2,452,441	2%	2,134,447	17%
Commercial real estate, mortgage	240,896	250,955	(4)%	239,204	1%
Commercial and industrial loans, lines of credit	36,916	37,776	(2)%	46,166	(20)%
Other consumer loans	34	26	31%	29	17%
Total loans held for investment	2,944,274	2,917,803	1%	2,599,692	13%
Less: allowance for loan losses	(20,698)	(21,850)	(5)%	(19,132)	8%
Loans, net	$2,923,576	$2,895,953	1%	$2,580,560	13%

Mortgage loans held for sale	$165	$1,248	(87)%	$200,467	(100)%
Total gross loans	$2,944,439	$2,919,051	1%	$2,800,159	5%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Balance at beginning of period	$21,850	$20,765	$18,457
Provision (recovery) for loan losses	(1,014)	1,045	641
Charge offs	(176)	—	—
Recoveries	38	40	34
Balance at end of period	$20,698	$21,850	$19,132

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	March 31, 2019	December 31, 2018	% change	March 31, 2018	% change
Noninterest bearing demand deposits	$70,527	$76,815	(8)%	$75,062	(6)%
Money Market, Savings and NOW	1,431,715	1,481,591	(3)%	1,615,990	(11)%
Time deposits	934,325	894,279	4%	600,113	56%
Total deposits	$2,436,567	$2,452,685	(1)%	$2,291,165	6%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	21.64%	21.98%	20.38%
Tier 1 (core) capital to risk-weighted assets	17.27%	17.45%	15.77%
Common Tier 1 (CET 1)	17.27%	17.45%	15.77%
Tier 1 (core) capital to adjusted tangible assets	10.49%	10.42%	9.73%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	17.12%	16.94%	15.07%
Tier 1 (core) capital to risk-weighted assets	16.07%	15.80%	14.02%
Common Tier 1 (CET 1)	16.07%	15.80%	14.02%
Tier 1 (core) capital to adjusted tangible assets	9.76%	9.44%	8.65%

Credit Quality Data
Nonperforming loans (1)	$7,337	$4,500	$5,115
Nonperforming loans to total loans	0.25%	0.15%	0.20%
Nonperforming assets (2)	$14,155	$10,157	$8,082
Nonperforming assets to total assets	0.44%	0.32%	0.27%
Allowance for loan losses to total loans	0.70%	0.75%	0.74%
Allowance for loan losses to nonperforming loans	282%	486%	374%
Net charge offs (recoveries) to average loans	0.00%	(0.00)%	(0.00)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of March 31, 2019 and 2018, and December 31, 2018.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2019	2018	2018
Net Income	$15,683	$15,996	$15,749
Average shareholders’ equity	340,221	330,443	284,100
Adjustment
Customer-related intangible	(413)	(525)	(863)
Average tangible common equity	$339,808	$329,918	$283,237
Return on average tangible common equity*	18.46%	19.39%	22.24%

*Annualized